Exhibit 99.1

Press Release
Federated Investors, Inc. Completes Acquisition of Majority Interest in London-based Integrated ESG Manager Hermes Investment Management

•	Acquisition brings Federated’s global assets under management to $439.4 billion (£312.6 billion), as of March 31, 2018
(Pittsburgh, PA, July 2, 2018) — Federated Investors, Inc. (NYSE: FII), one of the largest investment managers in the United States, today announced that it has completed its acquisition of a 60 percent interest in Hermes Fund Managers Limited (Hermes), which operates as Hermes Investment Management, a pioneer of integrated ESG investing, from BT Pension Scheme (BTPS).
Hermes manages $47.2 billion (£33.6 billion) across 16 differentiated strategies in high-active share equities, credit and private markets, including real estate, infrastructure, private debt and private equity, serving more than 550 clients through wholesale and institutional markets. Hermes also represents $464.6 billion (£330.5 billion) through its Hermes Equity Ownership Services (EOS) division. (All asset information is reported as of March 31, 2018 and converted using March 31, 2018 exchange rates.)
Hermes’ headquarters—including investment and stewardship teams—remain in London. BTPS has retained a 29.5 percent interest in Hermes, and a 10.5 percent interest in Hermes was placed into an employee benefit trust by BTPS for the benefit of certain members of Hermes’ management and other employees.
“We are excited to join forces with the outstanding people at Hermes. Our work together since we announced the deal has reinforced our mutual commitment to shared values in meeting client needs,” said J. Christopher Donahue, president and chief executive officer of Federated. “As environmental, social and governance considerations play a growing role in investment portfolios, we look forward to bringing Hermes’ well-performing ESG integrated investment strategies to U.S. investors―through institutional separate accounts, mutual funds and ESG-related consultancy services.”
Saker Nusseibeh, chief executive of Hermes Investment Management, said, “Today, Hermes joins with Federated to form a truly global asset manager―dedicated to active management―with mutually beneficial distribution capabilities that leverage both Federated’s extensive network of financial intermediaries in the U.S. and Hermes’ fast-growing client base in the U.K, continental Europe and Asia.”
Gordon J. Ceresino, president and chief executive officer of Federated Investors (UK) LLP, said, “Having known Hermes’ management for more than five years, I have witnessed their outstanding growth and positioning in the marketplace, and I look forward to Hermes being a key pillar of Federated’s global expansion.”
The cost of the acquisition was £246.0 million, as previously announced. An additional £13.9 million primarily for Federated’s 60 percent share of Hermes’ estimated excess regulatory capital was paid, for a total purchase price of £259.9 million ($341.5 million using June 27, 2018 exchange rates).

FII MEDIA:    FII MEDIA:    FII ANALYSTS:    HERMES/BTPS:
Ed Costello +1 412-288-7538    Meghan McAndrew +1 412-288-8103    Ray Hanley +1 412-288-1920    Jeannie Dumas +44 (0) 207-680-2152

Federated Acquires Majority Interest in Hermes         Page 2 of 2

In the period from the April 13, 2018 announcement of the acquisition through June 27, 2018, the British pound sterling value as measured in U.S. dollars declined by 8 percent. As a result, the cost of the acquisition is 8 percent lower in U.S. dollars than it would have been had currency values been unchanged and Federated recorded a $29.0 million non-operating expense in the quarter ended June 30, 2018 to effectively close the foreign currency derivative for the transaction, as detailed in Federated’s 8-K filing dated July 2, 2018.
Federated Investors, Inc.
Federated Investors, Inc. is one of the largest investment managers in the United States, managing $392.2 billion in assets as of March 31, 2018. With 108 funds and a variety of separately managed account options, Federated provides comprehensive investment management to more than 8,500 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. For more information, visit FederatedInvestors.com.
Hermes Investment Management
Hermes Investment Management, a Federated Investors company, provides world-class active investment management and stewardship services. Hermes, headquartered in London, manages £33.6 billion in assets and offers a broad range of specialist, high-conviction investment strategies spanning listed equities, credit, real estate, infrastructure, private debt and private equity. Hermes’ strategies focus not just on financial results, but also on delivering outcomes beyond performance: holistic returns that consider impacts to society, the environment and the wider world. In Hermes EOS, the company offers one of the industry’s leading engagement resources, representing £330.5 billion of assets. For more information, visit www.hermes-investment.com.
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Certain statements in this press release, such as those related to offering Hermes investment strategies and products in the U.S. and distribution capabilities, constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Other risks and uncertainties include those discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.